Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION SUCCESSFULLY COMPLETES CONSENT SOLICITATION

RELATING TO ITS 10.375% SENIOR NOTES DUE 2016

RADNOR, PA (BusinessWire) April 4, 2011 – Penn Virginia Corporation (NYSE: PVA) announced today that it has successfully completed its consent solicitation (the “Consent Solicitation”) to amend a provision of the indenture (the “Indenture”) governing its outstanding 10.375% Senior Notes due 2016. The Consent Solicitation passed with approximately 98% of the bondholders consenting to the amendment.

The amendment to the Indenture will permit PVA to purchase, repurchase, redeem, defease or otherwise acquire for value PVA’s outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”), and related call options and warrants issued at the time of the original issuance of the Convertible Notes, using the proceeds of a new senior debt financing, notwithstanding the covenant in the Indenture that restricts the making of certain payments by PVA.

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including Texas, Appalachia, the Mid-Continent region and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com